EXHIBIT 5.3


                       AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                                MINORCO, L.P.,

                        A DELAWARE LIMITED PARTNERSHIP

                          dated as of March 28, 1995

                                     among

                             SPRINT SPECTRUM, L.P.

                             TCI NETWORK SERVICES

                          COMCAST TELEPHONY SERVICES

                                      and

                           COX TELEPHONY PARTNERSHIP




                               TABLE OF CONTENTS


SECTION 1.  THE PARTNERSHIP..............................................  1

      1.1   Formation....................................................  1
      1.2   Name.........................................................  1
      1.3   Purpose......................................................  1
      1.4   Principal Executive Office...................................  2
      1.5   Term.........................................................  2
      1.6   Filings; Agent for Service of Process........................  2
      1.7   Title to Property............................................  3
      1.8   Payments of Individual Obligations...........................  3
      1.9   Independent Activities.......................................  3
     1.10   Definitions..................................................  3
     1.11   Terms Generally.............................................. 13

SECTION 2.  PARTNERS' CAPITAL CONTRIBUTIONS.............................. 13

      2.1   Percentage Interests; Preservation of Percentages of
            Interests Held as General Partners and as Limited
            Partners..................................................... 13
      2.2   Partners' Original Capital Contributions..................... 14
      2.3   Additional Capital Contributions............................. 14
      2.4   Partnership Funds............................................ 15
      2.5   Partnership Borrowings....................................... 15
      2.6   Other Matters................................................ 15

SECTION 3.  ALLOCATIONS.................................................. 16

      3.1   Profits...................................................... 16
      3.2   Losses....................................................... 16
      3.3   Special Allocations.......................................... 16
      3.4   Curative Allocations......................................... 18
      3.5   Loss Limitation.............................................. 19
      3.6   Other Allocation Rules....................................... 19
      3.7   Tax Allocations:  Code Section 704(c)........................ 19

SECTION 4.  DISTRIBUTIONS................................................ 20

      4.1   Available Cash............................................... 20
      4.2   Amounts Withheld............................................. 20

SECTION 5.  MANAGEMENT................................................... 20

      5.1   Authority of the Management Committee........................ 20
      5.2   Limitation of Agency......................................... 24
      5.3   Liability of Partners and Representatives.................... 24
      5.4   Indemnification.............................................. 25
      5.5   Temporary Investments........................................ 26
      5.6   Interested Party Transactions................................ 27

SECTION 6.  CONFIDENTIALITY.............................................. 27

      6.1   Maintenance of Confidentiality............................... 27
      6.2   Permitted Disclosures........................................ 28
      6.3   Disclosures in Connection with Certain Transactions.......... 29
      6.4   Disclosures Under Legal Compulsion........................... 29
      6.5   Press Releases............................................... 30
      6.6   Survival of Obligations...................................... 30
      6.7   Partnership Subsidiaries..................................... 30

SECTION 7.  ROLE OF EXCLUSIVE LIMITED PARTNERS........................... 30

      7.1   Rights or Powers............................................. 30
      7.2   Voting Rights................................................ 30

SECTION 8.  REPRESENTATIONS AND WARRANTIES............................... 30

SECTION 9.  ACCOUNTING, BOOKS AND RECORDS................................ 32

      9.1   Accounting, Books and Records................................ 32
      9.2   Reports...................................................... 33
      9.3   Tax Returns and Information.................................. 33
      9.4   Proprietary Information...................................... 34

SECTION 10. TRANSFERS OF INTERESTS....................................... 35

      10.1  Restriction on Transfers..................................... 35
      10.2  Prohibited Dispositions...................................... 35

SECTION 11. CONVERSION OF INTERESTS...................................... 35

      11.1  Termination of Status as General Partner..................... 35
      11.2  Restoration of Status as General Partner..................... 36

SECTION 12. DISSOLUTION AND WINDING UP................................... 36

      12.1  Liquidating Events........................................... 36
      12.2  Winding Up................................................... 37
      12.3  Compliance With Certain Requirements of Regulations;
              Deficit Capital Accounts................................... 38
      12.4  Deemed Distribution and Recontribution....................... 38
      12.5  Rights of Partners........................................... 39

SECTION 13. MISCELLANEOUS................................................ 39

      13.1  Notices...................................................... 39
      13.2  Binding Effect............................................... 40
      13.3  Construction................................................. 40
      13.4  Time......................................................... 40
      13.5  Table of Contents; Headings.................................. 40
      13.6  Severability................................................. 40
      13.7  Incorporation by Reference................................... 40
      13.8  Further Action............................................... 41
      13.9  Governing Law................................................ 41
     13.10  Waiver of Action for Partition; No Bill for.................. 41
     13.11  Counterpart Execution........................................ 41
     13.12  Sole and Absolute Discretion................................. 41
     13.13  Specific Performance......................................... 41
     13.14  Entire Agreement............................................. 42
     13.15  Limitation on Rights of Others............................... 42
     13.16  Waivers; Remedies............................................ 42
     13.17  Jurisdiction; Consent to Service of Process.................. 42
     13.18  Waiver of Jury Trial......................................... 43
     13.19  No Right of Set-Off.......................................... 43
     13.20  Amendment.................................................... 44


SCHEDULES

     Schedule 2.1     Initial Percentage Interests

     Schedule 2.2     Original Capital Contributions; Notice Addresses



                       AGREEMENT OF LIMITED PARTNERSHIP
                                    OF
                              MINORCO, L.P.,
                      A DELAWARE LIMITED PARTNERSHIP



            This AGREEMENT OF LIMITED PARTNERSHIP is entered into as of the 28th day of March, 1995, by and among Sprint Spectrum, L.P., a Delaware limited partnership ("Sprint"), TCI Network Services, a Delaware general partnership ("TCI"), Comcast Telephony Services, a Delaware general partnership ("Comcast"), and Cox Telephony Partnership, a Delaware general partnership ("Cox"), each as a General Partner and a Limited Partner, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, on the following terms and conditions:


                          SECTION 1.  THE PARTNERSHIP


            1.1 Formation.

            The Partners hereby form the Partnership as a limited partnership pursuant to the provisions of the Act for the purposes and upon the terms and conditions set forth in this Agreement.

            1.2 Name.

            The name of the Partnership shall be MinorCo, L.P, and all business of the Partnership shall be conducted in such name or, in the discretion of the Management Committee, under any other names (but excluding a name that includes the name of a Partner unless such Partner has consented thereto).

            1.3 Purpose.

            (a) Subject to, and upon the terms and conditions of this Agreement, the purposes of the Partnership shall be (i) to act as the limited partner for NewTelco, WirelessCo and MajorCo Sub (which acts as the general partner of WirelessCo) and (ii) to make capital contributions to, and receive distributions from, NewTelco, WirelessCo and MajorCo Sub. The Partnership shall not engage in any other business without the prior written consent of all of the Partners.

            (b) The Partnership shall have all the powers now or hereafter conferred by the laws of the State of Delaware on limited partnerships formed under the Act and, subject to the limitations of this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Partnership. Without limiting the generality of the foregoing, and subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes and conduct its business.

            1.4 Principal Executive Office.

            The principal executive office of the Partnership shall be located in such place as determined by the Management Committee, and the Management Committee may change the location of the principal executive office of the Partnership to any other place within or without the State of Delaware upon ten (10) Business Days prior notice to each of the Partners, provided that such principal executive office shall be located in the United States. The Management Committee may establish and maintain such additional offices and places of business of the Partnership, within or without the State of Delaware, as it deems appropriate.

            1.5 Term.

            The term of the Partnership shall commence on the date the certificate of limited partnership described in Section 17-201 of the Act (the "Certificate") is filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating
Event, as provided in Section 12.

            1.6 Filings; Agent for Service of Process.

            (a) Promptly following the execution of this Agreement, the General Partners shall cause the Certificate to be filed in the office of the Secretary of State of Delaware in accordance with the Act. The Management Committee shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware. The General Partners shall cause amendments to the Certificate to be filed whenever required by the Act. The Partners shall be provided with copies of each document filed or recorded as contemplated by this Section 1.6 promptly following the filing or recording thereof.

            (b) The General Partners shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

            (c) The registered agent for service of process on the Partnership shall be The Corporation Trust Company or any successor as appointed by the Management Committee in accordance with the Act. The registered office of the Partnership in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

            1.7 Title to Property.

            No Partner shall have any ownership interest in its individual name or right in any real or personal property owned, directly or indirectly, by the Partnership, and each Partner's Interest shall be personal property for all purposes. The Partnership shall hold all of its real and personal property in the name of the Partnership or its nominee and not in the name of any Partner.

            1.8 Payments of Individual Obligations.

            The Partnership's credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be Transferred or encumbered for, or in payment of, any individual obligation of any Partner.

            1.9 Independent Activities.

            Each Partner and any of its Affiliates shall be required to devote only such time to the affairs of the Partnership as such Partner determines in its sole discretion may be necessary to manage and operate the Partnership to the extent contemplated by this Agreement, and each such Person, except as expressly provided herein, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

            1.10 Definitions.

      Capitalized words and phrases used in this Agreement have the following meanings:

            "Accountants" means, as of any time, such firm of nationally recognized independent certified public accountants that, as of such time, has been appointed by the Management Committee as the accountants for the Partnership.

            "Act" means the Delaware Revised Uniform Limited Partnership Act, as set forth in Del. Code Ann. tit. 6, SectionSection 17-101 to 17-1109.

            "Adjusted Capital Account Deficit" means, with respect to any Exclusive Limited Partner, the deficit balance, if any, in such Exclusive Limited Partner's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

                     (i) Credit to such Capital Account any amounts which such Exclusive Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                     (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.


The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

            "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term "controls" (including its correlative meanings "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) neither the Partnership nor MajorCo, nor any Subsidiary of the Partnership or MajorCo (including MajorCo Sub, WirelessCo and NewTelCo), shall be deemed to be an Affiliate of any Partner or of any Affiliate of any Partner and (ii) no Partner or any Affiliate thereof shall be deemed to be an Affiliate of any other Partner or any Affiliate thereof solely by virtue of the ownership by such Partner or any of its Affiliates of any equity interest in the Partnership or MajorCo, PhillieCo or OverlapCo.

            "Agents" has the meaning set forth in Section 6.1.

            "Agreement" or "Partnership Agreement" means this Agreement of Limited Partnership, including all Schedules hereto, as amended from time to time.

            "Allocation Year" means (i) the period commencing on the date of this Agreement and ending on December 31, 1995, (ii) any subsequent twelve
(12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss or deduction pursuant to Section 3.

            "Available Cash" means as of any date the cash of the Partnership as of such date less such portion thereof as the Management Committee determines to reserve for Partnership expenses, debt payments, capital improvements, replacements, and contingencies.

            "Business Day" means a day of the year on which banks are not required or authorized to close in the State of New York.

            "Cable Partners" means Comcast, Cox and/or TCI, as the context may require.

            "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

           (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4, and the amount of any Partnership liabilities which are assumed by such Partner or secured by any Property distributed to such Partner as permitted by this Agreement.

          (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed or deemed to be distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or
Section 3.4, and the amount of any liabilities of such Partner assumed by the Partnership or any Nonrecourse Liabilities of such Partner that are secured by any Property contributed by such Partner to the Partnership.

         (iii) In the event all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

          (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) of this definition of "Capital Account," there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to
Section 12 upon the dissolution and winding up of the Partnership. The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). Any such decision or action permitted to be taken by the Management Committee under this paragraph shall require a Unanimous Vote of the Management Committee.

            "Capital Contribution" means, with respect to any Partner, the amount of money and the Gross Asset Value at the time of contribution of any Property (other than money) contributed to the Partnership with respect to the Interest held by such Partner. The principal amount of a promissory note that is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

            "Certificate" has the meaning set forth in Section 1.5.

            "Chief Executive Officer" means the chief executive officer of the Partnership, including any interim chief executive officer.

            "Confidential Information" has the meaning set forth in Section
6.1.

            "Controlled Affiliate" of any Person means the Parent of such Person, and each Subsidiary of such Parent. As used in Section 5.1(c), the term "Controlled Affiliate" shall also include any Affiliate of a Person that such Person or its Parent can directly or indirectly unilaterally cause to take or refrain from taking any action regarding the Partnership, whether through ownership of voting securities, contractually or otherwise. As used in Section 6, the term "Controlled Affiliate" shall also include any Affiliate of a Person that such Person or its Parent can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by such Section, whether through ownership of voting securities, contractually or otherwise.

            "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

            "Dispose" (including its correlative meanings, "Disposed of", "Disposition" and "Disposed"), with respect to any Interest means to Transfer, pledge, hypothecate or otherwise dispose of such Interest, in whole or in part, voluntarily or involuntarily, except by operation of law in connection with a merger, consolidation or other business combination of the Partnership and except that such term shall not include any pledge or hypothecation of, or granting of a security interest in, an Interest that is approved by the Management Committee in connection with any financing obtained on behalf of the Partnership.

            "Exclusive Limited Partner" means any Limited Partner that is not also a General Partner.

            "Fiscal Year" means (i) the period commencing on the date of this Agreement and ending on December 31, 1995, (ii) any subsequent twelve (12) month period commencing on January 1, and ending on December 31, or (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Partners pursuant to Section 12.2.

            "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

            "General Partner" means any Person who (i) is referred to as such in the preamble to this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not, at any given time, ceased to be a General Partner pursuant to the terms of this Agreement. "General Partners" means all such Persons.

            "General Partner Percentage Interest" has the meaning set forth in
Section 2.1.

            "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

               (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Management Committee, provided that the Gross Asset Value of the Property contributed by the Partners as their Original Capital Contributions pursuant to Section 2.2 shall be the value of such Property as set forth in Schedule 2.2;

              (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their gross fair market value, as determined by the
Management Committee, as of the following times:   (A) the acquisition of an
Interest by any new Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an Interest; (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) the conversion of a General Partner to an Exclusive Limited Partner if, and only if, in the judgment of the Management Committee, such adjustment would either cause the Person who is being converted to an Exclusive Limited Partner to have a deficit balance in its Capital Account or increase the amount of such a deficit balance;

             (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Management Committee in accordance with Section 5.6; and

              (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" and Section 3.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) hereof is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv);

            If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

            "Interest" means, as to any Partner, all of the interests of such Partner in the Partnership, including any and all benefits to which the holder of an interest in the Partnership may be entitled as provided in this Agreement and under the Act, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

            "Interested Person" has the meaning set forth in Section 5.6.

            "Limited Partner" means any Person (i) who is referred to as such in the preamble to this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who, at any given time, holds an Interest. "Limited Partners" means all such Persons.

            "Limited Partner Percentage Interest" has the meaning set forth in
Section 2.1.

            "Liquidating Event" has the meaning set forth in Section 12.1.

            "MajorCo" means MajorCo, L.P., a Delaware limited partnership formed simultaneously herewith by Sprint, TCI, Comcast and Cox.

            "MajorCo Agreement" means the Agreement of Limited Partnership of MajorCo, L.P., of even date herewith.

            "MajorCo Sub" means MajorCo Sub, L.P., a Delaware limited partnership formed simultaneously herewith by MajorCo and the Partnership, for the purpose of holding a general partnership interest in WirelessCo.

            "Management Committee" means the committee that will have the authority and powers set forth in Section 5.1.

            "Minimum Ownership Requirement" means, with respect to (i) any Original Partner, as of any date, that the ratio (expressed as a percentage) of such Original Partner's Percentage Interest to the aggregate Percentage Interests of all Original Partners is at least eight percent (8%) or (ii) any Partner not an Original Partner, as of any date, that such Partner's Percentage Interest is at least eight percent (8%).

            "NewTelco" means NewTelco, L.P., a Delaware limited partnership formed simultaneously herewith by MajorCo and the Partnership to conduct the wireline business of MajorCo.

            "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

            "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

            "Original Capital Contribution" means, with respect to each Partner, the Capital Contribution to be made by such Partner pursuant to
Section 2.2. In the event all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Original Capital Contribution of the transferor to the extent it relates to the Transferred Interest.

            "Original Partners" means Sprint, TCI, Comcast and/or Cox, as the context may require.

            "OverlapCo" has the meaning given such term in the MajorCo
Agreement.

            "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

            "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

            "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

            "Partners" means all General Partners and all Limited Partners. "Partner" means any one of the Partners.

            "Partnership" means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

            "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

            "Percentage Interest" means, with respect to any Partner as of any relevant date, the ratio (expressed as a percentage) of the sum of such Partner's Capital Contributions as of such date to the sum of the aggregate Capital Contributions of all Partners as of such date. Such Capital Contributions will be determined after giving effect to all Capital Contributions made prior to and on the date as of which the determination of Percentage Interests is made. In the event all or any portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the Transferred Interest.

            "Permitted Transaction" has the meaning given such term in the MajorCo Agreement.

            "Permitted Transfer" has the meaning set forth in Section 10.1.

            "Person" means any individual, partnership, corporation, trust, or other entity.

            "PhillieCo" has the meaning given such term in the MajorCo
Agreement.

            "Profits" and "Losses" means, for each Allocation Year, an amount equal to the Partnership's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

            (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

            (ii)  Any expenditures of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses," shall be subtracted from such taxable income or loss;

            (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

            (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

            (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

            (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

            (vii) Notwithstanding any other provision of this definition of "Profits" or "Losses," any items which are specially allocated pursuant to
Section 3.3 or Section 3.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 shall be determined by applying rules analogous to those set forth in this definition of "Profits" and "Losses."

            "Property" means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

            "Publicly Held" has the meaning given such term in the MajorCo Agreement.

            "Publicly Held Intermediate Subsidiary" has the meaning given such term in the MajorCo Agreement.

            "Receiving Party" has the meaning set forth in Section 6.1.

            "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code.

            "Regulatory Allocations" has the meaning set forth in Section 3.4.

            "Related Group" has the meaning set forth in Section 5.1(c).

            "Representative" means an individual designated by a General Partner as a member of the Management Committee.

            "Restricted Party" has the meaning set forth in Section 6.1.

            "Subsidiary" of any Person as of any relevant date means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or equity securities are, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and the shares or securities so owned entitle such Person and/or its Subsidiaries to elect at least a majority of the members of the board of directors or other managing authority of such corporation, company or other entity notwithstanding the vote of the holders of the remaining shares or equity securities so entitled to vote or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest is, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and in which the ownership interest so owned entitles such Person and/or Subsidiaries to make the decisions for such corporation, company or other entity.

            "Tax Matters Partner" has the meaning set forth in Section 9.3.

            "Transfer" means, as a noun, any sale, exchange assignment or transfer and, as a verb, to sell, exchange, assign or transfer.

            "Unanimous Vote of the Management Committee" means the prior approval of the Management Committee by the unanimous vote of all of the Representatives who are not required to abstain from the vote with respect to the particular matter as provided for in Section 5.6 or any other express provision of this Agreement, whether or not present at a Management Committee meeting.

            "Voting Percentage Interest" means, as of any date and with respect to any Partner that as of such date is entitled to designate one or more members of the Management Committee, the ratio (expressed as a percentage) of such Partner's Percentage Interest to the aggregate Percentage Interests of all Partners that are entitled to designate one or more members of the Management Committee.

            "WirelessCo" means WirelessCo, L.P., the Delaware limited partnership formed by the Partners pursuant to that certain Agreement of Limited Partnership dated as of October 24, 1994, and continued by MajorCo and the Partnership pursuant to an Amended and Restated Agreement of Limited Partnership of WirelessCo, L.P. dated as of the date hereof.

            1.11  Terms Generally.

            The definitions in Section 1.10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.


                  SECTION 2.  PARTNERS' CAPITAL CONTRIBUTIONS

            2.1 Percentage Interests; Preservation of Percentages of Interests Held as General Partners and as Limited Partners.

            The initial Percentage Interest of each Partner as of the date of this Agreement is set forth on Schedule 2.1 and represents the sum of the "General Partner Percentage Interest" and "Limited Partner Percentage
Interest" of such Partner as set forth in such Schedule 2.1. Except as expressly provided in this Agreement, or as may result from a Transfer of Interests required or permitted by this Agreement, the Percentage Interest of a Partner shall not be subject to increase or decrease without such Partner's prior consent. For purposes of this Agreement, each Partner is treated as though it holds a single Interest, even though such Partner (unless and until it becomes an Exclusive Limited Partner) holds ninety-nine percent (99.0%) of its Interest as a General Partner and one percent (1.0%) of its Interest as a Limited Partner. Each Partner, unless and until it becomes an Exclusive Limited Partner, will hold ninety-nine percent (99.0%) of its Interest as a General Partner and one percent (1.0%) of its Interest as a Limited Partner and the amount of any Capital Contributions made by a Partner pursuant to
Section 2 and any allocations and distributions to a Partner pursuant to
Section 3 or Section 4 shall, except as otherwise provided therein, be allocated ninety-nine percent (99.0%) to the Interest held by the Partner as a General Partner and one percent (1.0%) to the Interest held by the Partner as a Limited Partner. In the event that a Partner Transfers all or any portion of its Interest pursuant to this Agreement, ninety-nine percent (99.0%) of the aggregate Interest so acquired by any Person shall be treated as attributable to the Interest held by the transferring Partner as a General Partner and one percent (1.0%) of the aggregate Interest so acquired shall be treated as attributable to the Interest held by the transferring Partner as a Limited Partner. In the event that the Interest of a Partner is otherwise increased or decreased pursuant to this Agreement, the amount of the increase or decrease, as the case may be, shall be allocated ninety-nine percent (99.0%) to the Interest held by such Partner as a General Partner and one percent (1.0%) to the Interest held by such Partner as a Limited Partner.

            2.2   Partners' Original Capital Contributions.

            The Partners shall make their respective Original Capital Contributions by each contributing to the Partnership (i) simultaneously with the execution and delivery of this Agreement, that portion of their respective interests in WirelessCo equal to a fraction (expressed as a percentage), the numerator of which is the product of (A) such Partner's initial Percentage Interest times (B) $5 million, and the denominator of which is the total contributions made by such Partner to WirelessCo, and (ii) not later than ten
(10) Business Days following the execution and delivery of this Agreement, cash by wire transfer of immediately available funds to the Partnership's bank account in the amount indicated next to such Partner's name in Schedule 2.2. The name, address and initial Gross Asset Value of the Original Capital Contribution of each of the Partners is as set forth in Schedule 2.2.

            2.3   Additional Capital Contributions.

            The Partners shall not make any additional Capital Contributions without the prior written consent of all of the Partners. Any such additional Capital Contributions would be made on terms approved by the prior written consent of all of the Partners.

            2.4   Partnership Funds.

            The funds of the Partnership shall be deposited in such bank accounts or invested in such investments as shall be designated by the Management Committee. Without the prior written consent of all of the Partners, Partnership funds shall not be commingled with those of any Person other than MajorCo or any Subsidiary of the Partnership or MajorCo in which the Partnership and MajorCo own, in the aggregate, directly or indirectly, one hundred percent (100%) of the outstanding equity interests. The Partnership shall not lend or advance funds to, or guarantee any obligation of, a Partner or any Affiliate thereof without the prior written consent of all of the Partners.

            2.5   Partnership Borrowings.

            In order to satisfy the Partnership's financial needs, the Partnership may, if deemed necessary by a Unanimous Vote of the Management Committee, borrow from banks, lending institutions or other unrelated third parties, and may pledge Partnership properties or the production of income therefrom to secure and provide for the repayment of such loans.

            2.6   Other Matters.

            (a) No Partner shall have the right to demand or, except as otherwise provided in Sections 4.1 and 12.2, receive a return of all or any part of its Capital Account or its Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of all or any part of its Capital Account or Capital Contributions, no Partner shall have the right to receive Property other than cash.

            (b) Subject to Sections 5.2 and 12.3, the Exclusive Limited Partners shall not be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise provided by any other agreements among the Partners or mandatory provisions of applicable state law, an Exclusive Limited Partner shall be liable only to make Capital Contributions to the extent required by Section 12.3 and shall not be required to lend any funds to the Partnership or, after such Capital Contributions have been made, to make any additional Capital Contributions to the Partnership.

            (c) No Partner shall have any personal liability for the repayment of any Capital Contributions of any other Partner.

            (d) No Partner shall be entitled to receive interest on its Capital Contributions or Capital Account.


                            SECTION 3. ALLOCATIONS

            3.1  Profits.

            After giving effect to the special allocations set forth in Sections 3.3 and 3.4, Profits for any Allocation Year shall be allocated in the following order and priority:

            (a) First, one hundred percent (100%) to the Partners, in proportion to, and to the extent of, an amount equal to the excess, if any, of
(i) the cumulative Losses allocated to each such Partner pursuant to Section
3.5 for all prior Allocation Years, over (ii) the cumulative Profits allocated to such Partner pursuant to this Section 3.1(a) for all prior Allocation Years;

            (b) The balance, if any, among the Partners in proportion to their Percentage Interests.

            3.2  Losses.

            After giving effect to the special allocations set forth in Sections 3.3 and 3.4, and subject to Section 3.5, Losses for any Allocation Year shall be allocated in the following order and priority:

            (a) First, one hundred percent (100%) to the Partners, in proportion to, and to the extent of, the excess, if any, of (i) the cumulative Profits allocated to each such Partner pursuant to Section 3.1(b) for all prior Allocation Years, over (ii) the cumulative Losses allocated to such Partner pursuant to this Section 3.2(a) for all prior Allocation Years;

            (b) The balance, if any, among the Partners in proportion to their Percentage Interests.

            3.3  Special Allocations.

            The following special allocations shall be made in the following order:

            (a)  Minimum Gain Chargeback.  Except as otherwise provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

            (c) Qualified Income Offset. In the event any Exclusive Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to any such Exclusive Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Exclusive Limited Partner as quickly as possible, provided that an allocation pursuant to this
Section 3.3(c) shall be made only if and to the extent that such Exclusive Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

            (d) Gross Income Allocation. In the event any Exclusive Limited Partner has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Exclusive Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Exclusive Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Exclusive Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 3.3(d) shall be made only if and to the extent that such Exclusive Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in the Agreement.

            (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated among the Partners in proportion to their Percentage Interests.

            (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

            (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

            3.4  Curative Allocations.

            The allocations set forth in Sections 3.3 and 3.5 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1 and 3.2. In exercising its discretion under this Section 3.4, the Management Committee shall take into account future Regulatory Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 3.3(e) and 3.3(f).

            3.5  Loss Limitation.

            The Losses allocated pursuant to Section 3.2 shall not exceed the maximum amount of Losses that can be so allocated without causing (or increasing the amount of) any Exclusive Limited Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All Losses in excess of such limitation shall be allocated to the Partners who are not Exclusive Limited Partners in proportion to their Percentage Interests.

            3.6  Other Allocation Rules.

            (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Regulations thereunder.

            (b) The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

            (c) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations, the Partners' interests in Partnership profits are in proportion to their Percentage Interests.

            (d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Management Committee shall endeavor to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Exclusive Limited Partner.

            3.7  Tax Allocations:  Code Section 704(c).

            In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

            In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

            Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.


                           SECTION 4. DISTRIBUTIONS

            4.1  Available Cash.

            Except as otherwise provided in Section 12.2, on the last Business Day of every calendar quarter (or more frequently as determined by the Management Committee), the Management Committee shall cause Available Cash, if any, to be distributed to the Partners in proportion to their Percentage Interests.

            4.2  Amounts Withheld.

            All amounts withheld pursuant to the Code or any provision of any state or local tax law from any payment or distribution to a Partner shall be treated as amounts paid or distributed to such Partner pursuant to this
Section 4 for all purposes under this Agreement. The Management Committee is authorized to withhold from payments and distributions to any Partner and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law.


                            SECTION 5.  MANAGEMENT

            5.1   Authority of the Management Committee.

            (a) General Authority. Subject to the limitations and restrictions set forth in this Agreement, the General Partners shall conduct the business and affairs of the Partnership, and all powers of the Partnership, except those specifically reserved to the Partners by the Act or this Agreement, are hereby granted to and vested in the General Partners, which shall conduct such business and exercise such powers through their Representatives on the Management Committee.

            (b) Delegation. The Management Committee shall have the power to delegate authority to such officers, employees, agents and representatives of the Partnership as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly.

            (c) Number and Term of Office. The Management Committee initially shall have six voting members, one of which shall be designated by each Cable Partner and three of which shall be designated by Sprint. Each General Partner shall give written notice to the other General Partners on or prior to the date hereof of the Person(s) selected to be its initial Representative(s). The Chief Executive Officer shall be a nonvoting member of the Management Committee. During the term of this Agreement, except as otherwise provided below, each General Partner shall be entitled to designate one Representative to the Management Committee, provided that (i) for so long as Sprint is entitled to representation on the Management Committee (except as otherwise provided below), Sprint shall be entitled to designate three Representatives to the Management Committee; provided, however, that at any time any other Partner holds a greater Voting Percentage Interest than Sprint (except as otherwise provided below), Sprint shall be entitled to designate only two Representatives to the Management Committee; and provided, further, that at any time any other Partner holds a greater Voting Percentage Interest than Sprint and Sprint's Percentage Interest is less than twenty percent (20%), Sprint shall be entitled to designate only one Representative to the Management Committee, and (ii) those Partners, if any, that are Controlled Affiliates of the same Parent (a "Related Group") shall collectively be entitled to designate only the largest number of Representatives as is entitled to be designated by any single member of the Related Group, which Representative(s) shall be designated by the Partner that has the largest Percentage Interest of the Partners in the Related Group. Any Partner whose Percentage Interest, together with the Percentage Interest(s) of each other Partner, if any, that is a member of the same Related Group, is, in the aggregate, less than the Minimum Ownership Requirement shall, for so long as its Percentage Interest or the aggregate Percentage Interest of its Related Group, as applicable, is less than the Minimum Ownership Requirement, not be entitled to designate a Representative to the Management Committee, and the Representative of such Partner or Related Group, as applicable, shall immediately cease to be a member of the Management Committee, without any further act by the affected Partner.

            Any Partner who forfeits its right to designate a member of the management committee of MajorCo pursuant to the MajorCo Agreement shall immediately forfeit the right to designate a member of the Management Committee, and the Representative(s) of the affected Partner shall immediately cease to be a member of the Management Committee, without any further act by the affected Partner; provided that if such Partner regains (or its transferee becomes entitled to, as applicable) the right to designate a member of the management committee of MajorCo pursuant to the MajorCo Agreement, such Partner will regain (or its transferee will be entitled to, as applicable) the right to designate a Representative on the Management Committee (if otherwise so entitled thereto under this Agreement). The membership of the Management Committee shall be increased or decreased from time to time in accordance with the foregoing provisions of this Section 5.1(c).

            Each Representative shall hold office at the pleasure of the Partner that designated such Representative. Any Partner may at any time, and from time to time, by written notice to the other Partners remove any or all of the Representatives designated by such Partner, with or without cause, and appoint substitute Representatives to serve in their stead. Each Partner shall be entitled to name an alternate Representative to serve in the place of any Representative appointed by such Partner should any such Representative not be able to attend a meeting or meetings, which alternate shall be deemed to be a Representative hereunder with respect to any action taken at such meeting or meetings. Each Partner shall bear the costs incurred by each Representative or alternate designated by it to serve on the Management Committee, and no Representative or alternate shall be entitled to compensation from the Partnership for serving in such capacity.

            The written notice of a Partner's appointment of a Representative or alternate shall in each case set forth such Representative's or alternate's business and residence addresses and business telephone number. Each Partner shall promptly give written notice to the other Partners of any change in the business or residence address or business telephone number of any of its Representatives. Each Partner shall cause its Representatives on the Management Committee to comply with the terms of this Agreement. In the absence of prior written notice to the contrary, any action taken by a Representative of a Partner shall be deemed to have been duly authorized by the Partner that appointed such Representative.

            (d) Vacancy. In the event any Representative dies or is unwilling or unable to serve as such or is removed from office by the Partner that designated him or her, such Partner shall promptly designate a successor to such Representative.

            (e) Place of Meeting/Action by Written Consent. The Management Committee may hold its meetings at such place or places within or outside the State of Delaware as the Management Committee may from time to time determine or as may be designated in the notice calling the meeting. If a meeting place is not so designated, the meeting shall be held at the Partnership's principal office. Such meetings shall be held in accordance with procedures agreed to by the Management Committee. Notwithstanding anything to the contrary in this
Section 5.1, the Management Committee may take without a meeting any action contemplated to be taken by the Management Committee under this Agreement if such action is approved by the unanimous written consent of a Representative of each of the Partners (which may be executed in counterparts). The initial meeting of the Management Committee shall take place on such date and at such time and place as the Partners shall agree. The Management Committee may meet in person or by means of conference telephone or similar communications equipment. Each Representative shall have the right to participate in any meeting by means of conference telephone or similar communications equipment.

            (f) Meetings. Meetings of the Management Committee may be called by any Representative. Notice of each such meeting shall be given to each member of the Management Committee by telephone, telecopy, telegram or similar method (in which case notice shall be given at least twenty-four (24) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Management Committee. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Partnership unless otherwise agreed to by all Representatives) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. Any Representative may waive notice of any meeting in writing before, at or after such meeting. The attendance of a Representative at a meeting shall constitute a waiver of notice of such meeting, except when a Representative attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

            (g) Voting. The Representative(s) of each General Partner or of the General Partners in a Related Group shall together have voting power equal to the Voting Percentage Interest held by such General Partner or the aggregate Voting Percentage Interest of the General Partners in such Related Group, as applicable, as in effect from time to time. If a General Partner or a Related Group designates only one Representative, such Representative shall be entitled to vote the entire voting power held by such General Partner or the General Partners in such Related Group, as applicable. If a General Partner or Related Group designates more than one Representative, such Representatives shall vote the entire voting power of such General Partner or the General Partners in such Related Group as a single unit. None of the Partners (other than the Partners in a Related Group) shall enter into any agreements with any other Partner or its Controlled Affiliates regarding the voting of such Partners' Interests or of such Partners' Representatives on the Management Committee.

            (h) Management Committee Approval. Except as otherwise expressly provided in this Agreement, no action may be taken by the Partnership without the prior approval of the Management Committee, at a duly called meeting, of Representatives with voting power equal to at least that percentage of the Voting Percentage Interests of all Partners whose Representatives are not required to abstain that would be required to approve such action under the MajorCo Agreement if MinorCo was MajorCo.

            (i) Proxies; Minutes. Each Representative entitled to vote at a meeting of the Management Committee may authorize another Person to act for him by proxy; provided that such proxy must be signed by the Representative and shall be revocable by such Representative any time prior to such meeting. Minutes of each meeting of the Management Committee shall be prepared by the Chief Executive Officer or his or her designee and circulated to the Representatives. Written consents to any action taken by the Management Committee shall be filed with the minutes.

            5.2   Limitation of Agency.

            The Partners agree not to exercise any authority to act for or to assume any obligation or responsibility on behalf of the Partnership or any of its Subsidiaries except (i) as approved by the Management Committee, (ii) as approved by written agreement among the General Partners and (iii) as expressly provided herein. No Partner shall have any authority to act for or to assume any obligations or responsibility on behalf of another Partner under this Agreement except (i) as approved by written agreement among the Partners and
(ii) as expressly provided herein. Subject to Section 5.4, in addition to the other remedies specified herein, each Partner agrees to indemnify and hold the Partnership and the other Partners harmless from and against any claim, demand, loss, damage, liability or expense (including reasonable attorneys' fees and disbursements and amounts paid in settlement, but excluding any indirect, special or consequential damages) incurred by or against such other Partners or the Partnership and arising out of or resulting from any action taken by the indemnifying Partner in violation of this Section 5.2.

            5.3   Liability of Partners and Representatives.

            No Partner, former Partner or Representative or former Representative, no Affiliate of any thereof, no partner, shareholder, director, officer, employee or agent of any of the foregoing, nor any officer or employee of the Partnership, shall be liable in damages for any act or failure to act in such Person's capacity as a Partner or Representative or otherwise on behalf of the Partnership or any of its Subsidiaries unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct of such Person or a violation by such Person of this Agreement or an agreement between such Person and the Partnership or a Subsidiary thereof. Subject to Section 5.4, each Partner, former Partner, Representative and former Representative, each Affiliate of any thereof, each partner, shareholder, director, officer, employee and agent of any of the foregoing, and each officer and employee of the Partnership, shall be indemnified and held harmless by the Partnership, its receiver or trustee from and against any liability for damages and expenses, including reasonable attorneys' fees and disbursements and amounts paid in settlement, resulting from any threatened, pending or completed action, suit or proceeding relating to or arising out of such Person's acts or omissions in such Person's capacity as a Partner or Representative or (except as provided in Section 5.2) otherwise involving such Person's activities on behalf of the Partnership or any of its Subsidiaries, except to the extent that such damages or expenses result from the bad faith, gross negligence, fraud or willful misconduct of such Person or a violation by such Person of this Agreement or an agreement between such Person and the Partnership or any of its Subsidiaries. Any indemnity by the Partnership, its receiver or trustee under this Section 5.3 shall be provided out of and to the extent of Partnership Property only.

            5.4   Indemnification.

            Any Person asserting a right to indemnification under Section 5.2 or 5.3 shall so notify the Partnership or the other Partners, as the case may be, in writing. If the facts giving rise to such indemnification shall involve any actual or threatened claim or demand by or against a third party, the indemnified Person shall give such notice promptly (but the failure to so notify shall not relieve the indemnifying Person from any liability which it otherwise may have to such indemnified Person hereunder except to the extent the indemnifying Person is actually prejudiced by such failure to notify).
The indemnifying Person shall be entitled to control the defense or prosecution of such claim or demand in the name of the indemnified Person, with counsel satisfactory to the indemnified Person, if it notifies the indemnified Person in writing of its intention to do so within twenty (20) days of its receipt of such notice, without prejudice, however, to the right of the indemnified Person to participate therein through counsel of its own choosing, which participation shall be at the indemnified Person's expense unless (i) the indemnified Person shall have been advised by its counsel that use of the same counsel to represent both the indemnifying Person and the indemnified Person would present a conflict of interest (which shall be deemed to include any case where there may be a legal defense or claim available to the indemnified Person which is different from or additional to those available to the indemnifying Person), in which case the indemnifying Person shall not have the right to direct the defense of such action on behalf of the indemnified Person, or (ii) the indemnifying Person shall fail vigorously to defend or prosecute such claim or demand within a reasonable time. Whether or not the indemnifying Person chooses to defend or prosecute such claim, the Partners shall cooperate in the prosecution or defense of such claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection therewith. The indemnifying Person may not control the defense of any claim or demand that involves any material risk of the sale, forfeiture or loss of, or the creation of any lien (other than a judgment lien) on, any material property of the indemnified Person or could entail a risk of criminal liability to the indemnified Person, without the consent of such indemnified Person.

            The indemnified Person shall not settle or permit the settlement of any claim or action for which it is entitled to indemnification without the prior written consent of the indemnifying Person (which shall not be unreasonably withheld), unless the indemnifying Person shall have been entitled to assume the defense thereof pursuant to this Section but failed to do so after the notice and in the manner provided in the preceding paragraph.

            The indemnifying Person may not without the consent of the indemnified Person agree to any settlement (i) that requires such indemnified Person to make any payment that is not indemnified hereunder, (ii) does not grant a general release to such indemnified Person with respect to the matters underlying such claim or action, or (iii) that involves the sale, forfeiture or loss of, or the creation of any lien on, any material property of such indemnified Person. Nothing contained in this Section 5.4 is intended to authorize the indemnifying Person, in connection with any defense or settlement as to which it has assumed control, to take or refrain from taking, without the consent of the indemnified Person, any action which would reasonably be expected to materially impair the indemnification of such indemnified Person hereunder or would require such indemnified Person to take or refrain from taking any action or to make any public statement, which such indemnified Person reasonably considers to materially adversely affect its interests.

            Upon the request of any indemnified Person, the indemnifying Person shall use reasonable efforts to keep such indemnified Person reasonably apprised of the status of those aspects of such defense controlled by the indemnifying Person and shall provide such information with respect thereto as such indemnified Person may reasonably request. If the defense is controlled by the indemnified Person, such indemnified Person, upon the request of the indemnifying Person, shall use reasonable efforts to keep the indemnifying Person reasonably apprised of the status of those aspects of such defense controlled by such indemnified Person and shall provide such information with respect thereto as the indemnifying Person may reasonably request.

            5.5   Temporary Investments.

            All Property in the form of cash not otherwise invested shall be deposited for the benefit of the Partnership in one or more accounts of the Partnership or any Subsidiary of the Partnership, maintained in such financial institutions as the Management Committee shall determine, or shall be invested in accordance with the guidelines set forth in Schedule 5.7 to the MajorCo Agreement, or shall be left in escrow, and withdrawals shall be made only for Partnership purposes on such signature or signatures as the Management Committee may determine from time to time.

            5.6   Interested Party Transactions.

            Any contract, agreement, relationship or transaction between the Partnership or any of its Subsidiaries, on the one hand, and any Partner or any Person in which a Partner (or any of its Controlled Affiliates) has a direct or indirect material financial interest (other than the Partnership, MajorCo, PhillieCo and their respective Subsidiaries) or which has a direct or indirect material financial interest in such Partner (provided that a Person shall not be deemed to have such an interest solely as a result of its ownership of less than 10% (by value) of the outstanding economic interests in a Publicly Held Parent of a Partner (or a Publicly Held Intermediate Subsidiary of such Parent)) (each, an "Interested Person"), on the other hand, shall be approved and all decisions with respect thereto (including the determination to amend, terminate or abandon any such contract or agreement, whether there has been a breach thereof and whether to exercise, waive or release any rights of the Partnership with respect thereto) shall be made (after full disclosure by the interested Partner of all material facts relating to such matter) by the Management Committee (with the Representatives of the interested
Partner(s) absent from the deliberations and abstaining from the vote with respect thereto) by the requisite affirmative vote of the Representatives of the disinterested General Partners. For purposes of the foregoing, a disinterested General Partner is a General Partner that is not a party to, and does not have an Interested Person that is a party to, the contract, agreement, relationship or transaction in question.


                          SECTION 6.  CONFIDENTIALITY

            6.1   Maintenance of Confidentiality.

            Each Partner and its Controlled Affiliates and the Partnership (each a "Restricted Party"), shall cause their respective officers and directors (in their capacity as such) to, and shall take all reasonable measures to cause their respective employees, attorneys, accountants, consultants and other agents and advisors (collectively, and together with their respective officers and directors, "Agents") to, keep secret and maintain in confidence the terms of this Agreement and all confidential and proprietary information and data of the Partnership and the other Partners or their Affiliates disclosed to it (in each case, a "Receiving Party") in connection with the formation of the Partnership and the conduct of the Partnership's business (the "Confidential Information") and shall not, shall cause their respective officers and directors not to, and shall take all reasonable measures to cause their respective other Agents not to, disclose Confidential Information to any Person other than the Partners, their Controlled Affiliates and their respective Agents that need to know such Confidential Information, or the Partnership. Each Partner further agrees that it shall not use the Confidential Information for any purpose other than monitoring and evaluating its investment, determining and performing its obligations and exercising its rights under this Agreement. The Partnership and each Partner shall take all reasonable measures necessary to prevent any unauthorized disclosure of the Confidential Information by any of their respective Controlled Affiliates or any of their respective Agents. The measures taken by a Restricted Party to protect Confidential Information shall not be deemed unreasonable if the measures taken are at least as strong as the measures taken by the disclosing party to protect such Confidential Information.

            6.2   Permitted Disclosures.

            Nothing herein shall prevent any Restricted Party or its Agents from using, disclosing, or authorizing the disclosure of Confidential Information it receives in the course of the business of the Partnership which:

            (a) has been published or is in the public domain, or which subsequently comes into the public domain, through no fault of the Receiving Party;

            (b) prior to receipt hereunder (or under that certain Agreement for Use and Non-Disclosure of Proprietary Information, dated as of May 4, 1994, among Affiliates of the Partners) was properly within the legitimate possession of the Receiving Party or, subsequent to receipt hereunder (or under such agreement), is lawfully received from a third party having rights therein without restriction of the third party's right to disseminate the Confidential Information and without notice of any restriction against its further disclosure;

            (c) is independently developed by the Receiving Party through Persons who have not had, either directly or indirectly, access to or knowledge of such Confidential Information;

            (d) is disclosed to a third party with the written approval of the party originally disclosing such information, provided that such Confidential Information shall cease to be confidential and proprietary information covered by this Agreement only to the extent of the disclosure so consented to;

            (e) subject to the Receiving Party's compliance with Section 6.4, is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, provided that such Confidential Information to the extent covered by a protective order or its equivalent shall otherwise continue to be Confidential Information required to be held confidential for purposes of this Agreement; or

            (f) subject to the Receiving Party's compliance with Section 6.4, is required to be disclosed by applicable law or a stock exchange or association on which such Receiving Party's securities (or those of its Affiliate) are listed.

            6.3   Disclosures in Connection with Certain
                  Transactions.

            Notwithstanding this Section 6, any Partner may provide Confidential Information (i) to other Persons considering the acquisition (whether directly or indirectly) of all or a portion of such Partner's
Interest in the Partnership pursuant to Section 10 of this Agreement, (ii) to other Persons considering the consummation of a Permitted Transaction with respect to such Person or (iii) to any financial institution in connection with borrowings from such financial institution by such Partner or any of its Controlled Affiliates, so long as prior to any such disclosure such other Person or financial institution executes a confidentiality agreement that provides protection substantially equivalent to the protection provided the Partners and the Partnership in this Section 6.

            6.4   Disclosures Under Legal Compulsion.

            In the event that any Receiving Party (i) must disclose Confidential Information in order to comply with applicable law or the requirements of a stock exchange or association on which such Receiving
Party's securities or those of its Affiliates are listed or (ii) becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise) to disclose any Confidential Information, the Receiving Party shall provide the disclosing party with prompt written notice so that in the case of clause
(i), the disclosing party can work with the Receiving Party to limit the disclosure to the greatest extent possible consistent with legal obligations, or in the case of clause (ii), the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the case of clause (ii), (A) if the disclosing party is unable to obtain a protective order or other appropriate remedy, or if the disclosing party so directs, the Receiving Party shall, and shall cause its employees to, exercise all commercially reasonable efforts to obtain a protective order or other appropriate remedy at the disclosing party's reasonable expense, and (B) failing the entry of a protective order or other appropriate remedy or receipt of a waiver hereunder, the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by opinion of its counsel is legally required to be furnished and shall exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information, it being understood that such reasonable efforts shall be at the cost and expense of the disclosing party whose Confidential Information has been sought.

            6.5   Press Releases.

            Any press release concerning the formation and operation of the Partnership shall be approved in advance by the Management Committee.

            6.6   Survival of Obligations.

            The obligations under this Section 6 shall survive for a period of two (2) years from (i) as to all Partners and their respective Controlled Affiliates, the termination of the Partnership and (ii) as to any Partner and its Controlled Affiliates, such Partner's withdrawal therefrom (or otherwise ceasing to be a Partner); provided that such obligations shall continue indefinitely with respect to any trade secret or similar information that is proprietary to the Partnership and provides the Partnership with an advantage over its competitors.

            6.7   Partnership Subsidiaries.

            All references in this Section 6 to the Partnership shall, unless the context otherwise requires, be deemed to refer also to each Subsidiary of the Partnership.


                SECTION 7.  ROLE OF EXCLUSIVE LIMITED PARTNERS

            7.1  Rights or Powers.

            The Exclusive Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

            7.2  Voting Rights.

            The Exclusive Limited Partners shall have the right to vote only on the matters specifically reserved for the vote or approval of Partners (including the Exclusive Limited Partners) set forth in this Agreement.


                  SECTION 8.  REPRESENTATIONS AND WARRANTIES

            Each Partner hereby represents and warrants that as of the date hereof:

            (a) Due Incorporation or Formation; Authorization of Agreement. Such Partner is a corporation duly organized or a partnership duly formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner is duly licensed or qualified to do business and, if applicable, in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Partner has the corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or partnership action. Assuming the due execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Partner enforceable against such Partner in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors' rights generally and the availability of equitable remedies.

            (b) No Conflict with Restrictions; No Default. Neither the execution, delivery and performance of this Agreement nor the consummation by such Partner of the transactions contemplated hereby (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner or any of its Controlled Affiliates, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws or partnership agreement of such Partner or any of its Controlled Affiliates or of any material agreement or instrument to which such Partner or any of its Controlled Affiliates is a party or by which such Partner or any of its Controlled Affiliates is or may be bound or to which any of its material properties or assets is subject (other than any such conflict, violation, breach or default that has been validly and unconditionally waived), (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Partner or any of its Controlled Affiliates is a party or by which such Partner or any of its Controlled Affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Partner or any of its Controlled Affiliates, which in any such case could reasonably be expected to have a material adverse effect on the Partnership or to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner or its Parent.

            (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required to be obtained by such Partner in connection with the valid execution, delivery, acceptance and performance by such Partner under this Agreement or the consummation by such Partner of any transaction contemplated hereby has been or will be completed, made or obtained

            (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner or its Parent, threatened against or affecting such Partner or any of its Controlled Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could), reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner or its Parent; and such Partner or any of its Controlled Affiliates has not received any currently effective notice of any default, and such Partner or any of its Controlled Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, which default could reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner or its Parent.


                   SECTION 9.  ACCOUNTING, BOOKS AND RECORDS

            9.1  Accounting, Books and Records.

            The Partnership shall maintain at its principal office separate books of account for the Partnership which (i) shall fully and accurately reflect all transactions of the Partnership, all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with GAAP or, to the extent inconsistent therewith, in accordance with this Agreement and (ii) shall include all documents and other materials with respect to the Partnership's business as are usually entered and maintained by persons engaged in similar businesses. The Partnership shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly.

            9.2  Reports.

            The Management Committee shall arrange for the preparation of and distribution of such financial reports of the Partnership as it deems appropriate.

            9.3  Tax Returns and Information.

            (a) Sprint, acting in its capacity as a General Partner, shall act as the "Tax Matters Partner" of the Partnership within the meaning of
Section 6231(a)(7) of the Code (and in any similar capacity under applicable state or local law) (the "Tax Matters Partner"). If Sprint shall cease to be a General Partner, then the Partner with the greatest Voting Percentage
Interest, acting in its capacity as a General Partner, shall thereafter act as the Tax Matters Partner. The Tax Matters Partner shall take reasonable action to cause each other Partner to be treated as a "notice partner" within the meaning of Section 6231(a)(9) of the Code. All reasonable expenses incurred by a Partner while acting in its capacity as Tax Matters Partner shall be paid or reimbursed by the Partnership. Each Partner shall be given five (5) Business Days advance notice from the Tax Matters Partner of the time and place of, and shall have the right to participate in (i) any material aspect of any administrative proceeding relating to the determination of Partnership items at the Partnership level and (ii) any material discussions with the Internal Revenue Service relating to the allocations pursuant to Section 3 of this Agreement. The Tax Matters Partner shall not initiate any action or proceeding in any court, extend any statute of limitations, or take any other action contemplated by Sections 6222 through 6232 of the Code that would legally bind any other Partner or the Partnership without approval of the Management Committee. The Tax Matters Partner shall from time to time upon request of any other Partner confer, and cause the Partnership's tax attorneys and Accountants to confer, with such other Partner and its attorneys and accountants on any matters relating to a Partnership tax return or any tax election.

            (b) The Tax Matters Partner shall cause all federal, state, local and other tax returns and reports (including amended returns) required to be filed by the Partnership or any Subsidiary thereof to be prepared and timely filed with the appropriate authorities and shall cause all income or franchise tax returns or reports required to be filed by the Partnership or any Subsidiary thereof to be sent to each Partner for review at least fifteen
(15) Business Days prior to filing. Unless otherwise determined by the Management Committee, all such income or franchise tax returns of the Partnership shall be prepared by the Accountants. The cost of preparation of any returns by the Accountants or other outside preparers shall be borne by the Partnership or the applicable Subsidiary, as the case may be. In the event of a Transfer of all or part of an Interest, the Tax Matters Partner shall at the request of the transferee cause the Partnership to elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership's property; provided, however, that such transferee shall reimburse the Partnership promptly for all costs associated with such basis adjustment, including bookkeeping, appraisal and other similar costs. Except as otherwise expressly provided herein, all other elections required or permitted to be made by the Partnership under the Code (or applicable state or local tax law) shall be made in such manner as may be determined by the Management Committee to be in the best interests of the Partners as a group.

            (c) The Tax Matters Partner shall cause to be provided to each Partner as soon as possible after the close of each Fiscal Year (and, in any event, no later than one hundred thirty-five (135) days after the end of each Fiscal Year), a schedule setting forth such Partner's distributive share of the Partnership's income, gain, loss, deduction and credit as determined for federal income tax purposes and any other information relating to the Partnership that is reasonably required by such Partner to prepare its own federal, state, local and other tax returns. At any time after such schedule and information have been provided, upon at least two (2) Business Days' notice from a Partner, the Tax Matters Partner shall also provide each Partner with a reasonable opportunity during ordinary business hours to review and make copies of all work papers related to such schedule and information or to any return prepared under paragraph (b) above. The Tax Matters Partner also shall cause to be provided to each Partner, as soon as practicable following the end of each of the first three calendar quarters of each Fiscal Year (and in any event not later than forty (40) days after the end of each such calendar quarter), an estimate of each Partner's share of all items of income, gain, loss, deduction and credit of the Partnership for the calendar quarter just completed and for the Fiscal Year to date for federal income tax purposes.


            9.4  Proprietary Information.

            Notwithstanding anything to the contrary in this Section 9, an Exclusive Limited Partner shall only have access to such information regarding the Partnership as is required by applicable law and shall not have access for such time as the Management Committee deems reasonable to such information relating to the Partnership's business which the Management Committee reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Management Committee in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreement with a third party to keep confidential.


                      SECTION 10. TRANSFERS OF INTERESTS

            10.1  Restriction on Transfers.

            Except as otherwise provided in this Section 10.1, no Partner shall Dispose of all or any portion of its Interest without the written consent of all of the Partners. Notwithstanding the preceding sentence, a Partner shall Transfer all or the applicable portion of its Interest at any time that it Transfers all or any portion of its interest in MajorCo pursuant to the MajorCo Agreement, such Transfer of its Interest to be on the terms and conditions relating to the Transfer of its interest in MajorCo as are set forth in the MajorCo Agreement. Any Transfer of a Partner's Interest made in accordance with this Section 10.1 is referred to herein as a "Permitted Transfer."

            10.2  Prohibited Dispositions.

            Any purported Disposition of all or any part of an Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Partnership is required to recognize a Disposition that is not a Permitted Transfer (or if the Management Committee, in its sole discretion, elects to recognize a Disposition that is not a Permitted Transfer), the Interest Disposed of shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.


                     SECTION 11.  CONVERSION OF INTERESTS


            11.1  Termination of Status as General Partner.

            (a) A General Partner shall cease to be a General Partner simultaneously with such Partner ceasing to be general partner of MajorCo. In the event a Person ceases to be a general partner of MajorCo pursuant to clauses (ii), (iii), (iv) or (v) of Section 14.1(a) of the MajorCo Agreement, the Interest of such Person as a General Partner shall automatically and without any further action by the Partners be converted into an Interest solely as a Limited Partner, and such Partner shall thereafter be an Exclusive Limited Partner.

            (b) The Partners intend that the Partnership not dissolve as a result of the cessation of any Person's status as a General Partner; provided, however, that if it is determined by a court of competent jurisdiction that the Partnership has dissolved, the provisions of Section 12.1 shall govern.

            11.2  Restoration of Status as General Partner.

            An Exclusive Limited Partner whose rights to representation on the Management Committee have been restored as provided in Section 5.1(c) shall be restored to the status of a General Partner and its Interest shall thereafter be deemed held in part as a General Partner and in part as a Limited Partner as provided in Section 2.1. If Comcast becomes an Exclusive Limited Partner as a result of the operation of Section 6.4(f) of the MajorCo Agreement, it shall not be entitled to be restored to the status of General Partner unless it is restored to the status of a general partner of MajorCo pursuant to the terms of such Section 6.4(f).


                    SECTION 12.  DISSOLUTION AND WINDING UP

            12.1  Liquidating Events.

            The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

            (a)   the sale of all or substantially all of the Property;

            (b) The date on which both WirelessCo and NewTelco have sold all or substantially all of their property and distributed to the Partnership the proceeds from such sales to which the Partnership is entitled;

            (c) The written consent of all of the Partners to dissolve, wind up, and liquidate the Partnership;

            (d) The withdrawal of a General Partner, the assignment by a General Partner of its entire Interest or any other event that causes a General Partner to cease to be a general partner under the Act, provided that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 12.1; and

            (e) The occurrence of a "Liquidating Event" under the MajorCo Agreement.

The Partners hereby agree that, notwithstanding any provision of the Act or the Delaware Uniform Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 12.1(d), the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) at the time of such event there are at least two (2) Partners and, within ninety (90) days after such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners.

            12.2  Winding Up.

            (a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and neither the Management Committee nor any Partner shall take any action that is inconsistent with, or not appropriate for, the winding up of the Partnership's business and affairs. To the extent not inconsistent with the foregoing, this Agreement shall continue in full force and effect until such time as the Partnership's Property has been distributed pursuant to this
Section 12.2 and the Certificate has been cancelled in accordance with the Act. The Management Committee shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership's liabilities and Property, shall cause the Partnership's Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

            (i) First, to the payment of all of the Partnership's debts and liabilities to creditors other than the Partners and to the payment of the expenses of liquidation;

            (ii) Second, to the payment of all of the Partnership's debts and liabilities to the Partners; and

            (iii) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

            (b) In the discretion of the Management Committee, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section 12.2 may be:

            (i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Management Committee in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Section 12.2; or

            (ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

Each Partner agrees that by accepting the provisions of this Section 12.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, such Partner expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

            12.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

            In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 12 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if a General Partner's Capital Account has any deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3); provided, however, that the obligation of an Exclusive Limited Partner to contribute capital pursuant to this sentence shall be limited to the amount of the deficit balance, if any, that existed in such Exclusive Limited Partner's Capital Account at the time it became an Exclusive Limited Partner (taking into account for this purpose any revaluation of Partnership assets pursuant to subparagraph (ii)(D) of the definition of Gross Asset Value made as a result of such Partner's becoming an Exclusive Limited Partner).

            12.4 Deemed Distribution and Recontribution.

            Notwithstanding any other provision of this Section 12, in the event the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts and, if any Partner's Capital Account has a deficit balance that such Partner would be required to restore pursuant to Section 12.3 (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the Partners shall be deemed to have recontributed the Property to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

            12.5 Rights of Partners.

            Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations. If, after the Partnership ceases to exist as a legal entity, a Partner is required to make a payment to any Person on account of any activity carried on by the Partnership, such paying Partner shall be entitled to reimbursement from each other Partner consistent with the manner in which the economic detriment of such payment would have been borne had the amount been paid by the Partnership immediately prior to its cessation.


                          SECTION 13.  MISCELLANEOUS


            13.1  Notices.

            Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed as follows, or to such other address or number as such Person may from time to time specify by notice to the Partners:

            (a)  If to the Partnership, to the address or number set forth on
Schedule 2.2;

            (b) If to a Partner or its designated Representative(s), to the address or number set forth in Schedule 2.2;

            (c) If to the Management Committee, to the Partnership and to each General Partner and its designated Representative(s).


Any Person may from time to time specify a different address by notice to the Partnership and the Partners. All notices and other communications given to a Person in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) four (4) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested,
(ii) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next Business Day by a reliable overnight courier service, with acknowledgment of receipt) or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

            13.2  Binding Effect.

            Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

            13.3  Construction.

            This Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

            13.4  Time.

            Time is of the essence with respect to this Agreement.

            13.5  Table of Contents; Headings.

            The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

            13.6  Severability.

            Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the Partners, and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the Partners, the Partners will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

            13.7  Incorporation by Reference.

            Every exhibit and other appendix (other than schedules) attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

            13.8  Further Action.

            Each Partner, upon the reasonable request of the Management Committee, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement.

            13.9  Governing Law.

            The internal laws of the State of Delaware (without regard to principles of conflict of law) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

            13.10  Waiver of Action for Partition; No Bill for
                    Partnership Accounting.

            Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property; provided that the foregoing shall not be construed to apply to any action by a Partner for the enforcement of its rights under this Agreement. Each Partner waives its right to seek a court decree of dissolution (other than a dissolution in accordance with Section 12) or to seek appointment of a court receiver for the Partnership as now or hereafter permitted under applicable law. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the Management Committee) file a bill for Partnership accounting.

            13.11  Counterpart Execution.

            This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

            13.12  Sole and Absolute Discretion.

            Except as otherwise provided in this Agreement, all actions which the Management Committee may take and all determinations which the Management Committee may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the Management Committee.

            13.13  Specific Performance.

            Each Partner agrees with the other Partners that the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof.

            13.14  Entire Agreement.

            The provisions of this Agreement set forth the entire agreement and understanding between the Partners as to the subject matter hereof and supersede all prior agreements, oral or written, and other communications between the Partners relating to the subject matter hereof.

            13.15  Limitation on Rights of Others.

            Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the Partners any legal or equitable right, remedy or claim under or in respect of this Agreement.

            13.16  Waivers; Remedies.

            The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any Partner in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

            13.17  Jurisdiction; Consent to Service of Process.

            (a) Each Partner hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court sitting in the County of New York or any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to the Partnership or this Agreement, or for recognition or enforcement of any judgment, and each Partner hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

            (b) Each Partner hereby irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Partnership or this Agreement in any New York State court sitting in the County of New York or any Federal court sitting in the Southern District of New York. Each Partner hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such Partner.

            (c) Each Partner irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement, provided that such service shall be deemed to have been given only when actually received by such Partner. Nothing in this Agreement shall affect the right of a party to serve process in any other manner permitted by law.

            13.18  Waiver of Jury Trial.

            Each Partner waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to the Partnership or this Agreement.

            13.19  No Right of Set-Off.

            No Partner shall be entitled to offset against any of its financial obligations to the Partnership under this Agreement, any obligation owed to it or any of its Affiliates by any other Partner or any of such other Partner's Affiliates.



            13.20  Amendment.

            This Agreement may be modified or amended only by a written amendment signed by all of the Partners.



                    [signatures follow on a separate page]




      IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership of MinorCo, L.P. as of the date first above set forth.


                              SPRINT SPECTRUM, L.P.

                              By:  US Telecom, Inc.,
                                   Its General Partner

                                   By:___________________________________

                                      Title:_____________________________



                              TCI NETWORK SERVICES

                              By:  TCI Network, Inc.,
                                   Its General Partner



                                   By:___________________________________

                                      Title:_____________________________



                              COMCAST TELEPHONY SERVICES

                              By:   Comcast Telephony Services, Inc., Its
                                    General Partner


                                   By:___________________________________

                                      Title:_____________________________



                              COX TELEPHONY PARTNERSHIP

                              By:  Cox Communications Wireless, Inc.,
                                   Its Managing General Partner


                                   By:___________________________________

                                      Title:_____________________________


                                 SCHEDULE 2.1
                         INITIAL PERCENTAGE INTERESTS



                                                INITIAL
            PARTNER                       PERCENTAGE INTEREST
            -------                       -------------------

            Sprint                                40%

            TCI                                   30%

            Comcast                               15%

            Cox                                   15%



                                 SCHEDULE 2.2
               ORIGINAL CAPITAL CONTRIBUTIONS; NOTICE ADDRESSES

                                                         ORIGINAL
PARTNER                                         CAPITAL CONTRIBUTION
- -------                                         -------------------------

SPRINT:                                         $4,000,000 in cash and
                                                1.0175905% of its
                                                partnership interest
Sprint Spectrum, L.P.                           in WirelessCo with an
2330 Shawnee Mission Parkway                    initial Gross Asset Value
Westwood, KS  66205                             of $2,000,000.
Telecopy No.:  (913) 624-2256
Attn:  Chief Financial Officer

with copy to:

Sprint Spectrum, L.P.
2330 Shawnee Mission Parkway
Westwood, KS  66205
Telecopy No.:  (913) 624-8426
Attn:  Corporate Secretary


TCI:                                            $3,000,000 in cash and

                                                1.0175905% of its
                                                partnership interest

TCI Network Services                            in WirelessCo with an

5619 DTC Parkway                                initial Gross Asset Value
Englewood, CO  80111                            of $1,500,000.
Telecopy No.:  (303) 488-3200
Attn:  President

with copies to:

Baker & Botts, L.L.P.
885 Third Avenue
New York, NY  10022-4834
Telecopy No.:  (212) 705-5125
Attn:  Elizabeth Markowski, Esq.

Tele-Communications, Inc.
5619 DTC Parkway
Englewood, CO  80111
Telecopy No.:  (303) 488-3200
Attn:  General Counsel

COX:                                            $1,500,000 in cash and
                                                1.0175905% of its
                                                partnership interest
Cox Telephony Partnership                       in WirelessCo with an
1400 Lake Hearn Drive                           initial Gross Asset Value
Atlanta, Georgia  30319-1464                    of $750,000.
Telecopy No.:  (404) 843-5142
Attn:  John R. Dillon


with copy to:

Dow, Lohnes & Albertson
1255 23rd Street, N.W.
Washington, DC  20037
Telecopy No.:  (202) 857-2900
Attn:  Leonard J. Baxt


COMCAST:
                                                $1,500,000 in cash and
                                                1.0175905% of its
                                                partnership interest
Comcast Telephony Services                      in WirelessCo with an
1500 Market Street                              initial Gross Asset Value
Philadelphia, PA  19102-2148                    of $750,000.
Telecopy No.:  (215) 981-7794
Attn: General Counsel

with copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY  10017
Telecopy No.:  (212) 450-4800
Attn:  Mr. Dennis S. Hersch


PARTNERSHIP:

MinorCo, L.P.
9221 Ward Parkway, Suite 100
Kansas City, Missouri  64114
Telecopy:  (913) 624-6897
Attn:  Chief Executive Officer

MinorCo, L.P.
9221 Ward Parkway, Suite 100
Kansas City, Missouri  64114
Telecopy:  (913) 624-6897
Attn:  General Counsel